UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 29, 2008

ATC TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements
of Certain Officers.

Retirement of Current Chairman and Chief Executive Officer

Donald T. Johnson, Jr., Chairman and Chief Executive Officer of ATC Technology Corporation, is retiring as CEO effective January 1, 2009 and as Chairman of the Board effective at the 2009 annual meeting in June 2009.

ATC is entering into a new employment agreement with Mr. Johnson for the period from January 1, 2009 to his retirement from the Board in June.  Under this new agreement, Mr. Johnson will receive compensation of $236,274 as Chairman (which represents his current base salary of $560,000 pro rated for the portion of 2009 that he will serve as Chairman).  If, before the end of the new agreement, Mr. Johnson is terminated without cause, resigns for “good reason” or becomes disabled, he will receive severance of $1,120,000 (which represents two times his annualized salary).  Mr. Johnson will continue to be covered under our medical plan for a period of five years from the time he ceases to be Chairman.  The agreement includes a noncompetition provision for a period of 24 months from Mr. Johnson’s retirement.

Mr. Johnson’s unvested stock options and restricted stock as of the date he ceases to be Chairman will continue to vest according to their vesting schedules after the termination date under the following circumstances: (i) the expiration of his employment agreement in June 2009; (ii) his termination without cause (or resignation for good reason); (iii) his voluntary resignation if the Board determines that Mr. Johnson has provided an orderly transition to his successor; or (iv) his permanent disability.  If Mr. Johnson ceases to be Chairman due to his death, then all his unvested stock options and restricted stock will immediately vest.  If he voluntarily resigns without providing an orderly transition or is terminated for cause, then his stock options and restricted stock that are unvested as of the termination date will terminate.  His options that are vested on his termination date or that subsequently vest will be exercisable until the tenth anniversary of the date of their grant.

Appointment of New Chief Executive Officer

Mr. Johnson will be succeeded as Chief Executive Officer of ATC by Todd R. Peters, ATC’s current President and Chief Operating Officer.  Information concerning Mr. Peters’ background is set forth in Item 10 “Directors, Executive Officers and Corporate Governance—Directors and Executive Officers” of our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 28, 2008.

Mr. Peters’ compensation as CEO will be as follows:

•	Base annual salary: $450,000;
•	Target cash bonus under our annual incentive compensation plan: 90.0% of base salary;
•	Target cash bonus under our long-term incentive plan: 90.0% of base salary; and
•	Perquisites: $24,000 annual car allowance, and financial planning and club dues reimbursement at 3% of base salary.

ATC is entering into a new employment agreement with Mr. Peters effective January 1, 2009.  This agreement has a three-year term with automatic annual renewals thereafter.  The agreement includes a noncompetition provision for a period of 24 months after the end of Mr. Peters’ employment with ATC.  If he is terminated without cause (which includes a resignation for good reason or our nonrenewal of the agreement), he will receive severance equal to two times the sum of his base salary and target bonus under our annual incentive compensation plan for the year in which the termination date occurs.  If the termination occurs within 18 months after a change in control of ATC, then the severance will also include a prorated portion of the cash bonus that would be payable under our annual incentive compensation plan and our long-term incentive compensation plan.  The agreement contains a “modified” tax “gross-up” provision to offset the “parachute” excise tax under Internal Revenue Code Section 4999 if the aggregate of all parachute payments exceeds 320% of the “base amount” (as defined in Internal Revenue Code Section 280G).  Mr. Peters will continue to be covered under our medical plan for a period of two years from the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 29, 2008	ATC TECHNOLOGY CORPORATION
	By:	/s/ Joseph Salamunovich
Vice President